Exhibit 99.3
News Release
Axalta Coating Systems 50 Applied Bank Blvd Suite 300 Glen Mills, PA 19342 USA	Investor Contact Christopher Evans D +1 484 724 4099 Christopher.Evans@axalta.com	Media Contact Robert Donohoe D +1 267 756 3803 Robert.Donohoe@axalta.com

For Immediate Release

Axalta Announces CEO Transition
Current Independent Director and Chemical & Life Sciences Industry Veteran Rakesh Sachdev Appointed Interim Chief Executive Officer
Robert Bryant to Step Down as President and Chief Executive Officer
GLEN MILLS, PA, July 26, 2022 — Axalta Coating Systems Ltd. (NYSE:AXTA) (“Axalta”), a leading global coatings company, today announced that Robert Bryant will step down as President and Chief Executive Officer to pursue other opportunities, effective August 31, 2022. He will also step down as a member of the Board of Directors at such time. Rakesh Sachdev, an independent director and former Chief Executive Officer of Platform Specialty Products Corporation (now renamed Element Solutions Inc.) and Sigma-Aldrich Corporation, will assume the role of interim Chief Executive Officer at that time. The Board has initiated a comprehensive search process to identify a new CEO.
Bill Cook, Axalta’s Board Chair, said, “On behalf of the Board of Directors, I would like to thank Robert for his leadership and dedication to Axalta. Robert joined the company as CFO in 2013 when it was first carved out of DuPont and played a key role in Axalta’s successful IPO and listing on the NYSE in 2014. Since being appointed President, CEO and Director in 2018, Robert has built a strong leadership team and spearheaded our transition to a business-centric operational model that has allowed us to be more customer focused, while also advancing our innovation and human capital programs. I’d like to extend a special thanks for his leadership during the unprecedented challenges we’ve faced over the past few years related to the COVID-19 pandemic and global supply chain issues. We wish Robert continued success in his next endeavors.”
Cook continued, “Our Board remains committed to continuing the acceleration of Axalta’s performance and unlocking long-term value for our shareholders and enhanced opportunities for our employees. With more than three decades of experience in the management of public and private chemical, life sciences and industrial businesses, Rakesh is a proven leader and the right choice to serve as Axalta’s interim CEO. The Board has tremendous confidence in Axalta’s leadership team and is focused on ensuring the team’s continuity during this transition.”
Sachdev commented, “Axalta is an industry leader with clear priorities and paths to achieve secular growth and market share gains by leveraging our technology platforms and continuing to launch new and innovative products. During this transitionary period, I look forward to partnering with Axalta’s deep bench of senior leaders to drive further growth as end-markets normalize over time and to execute flawlessly on our strategy to significantly enhance value for all our stakeholders.”
Bryant said, “It has been an honor and a privilege to lead such a talented team across the globe. I am proud of the tremendous progress our company has made during my tenure. I want to thank our leadership team and employees for their tireless commitment to the company and our customers around the world. I look forward to watching Axalta realize its full potential.”
About Rakesh Sachdev
Rakesh Sachdev has served as an independent director of Axalta since August 2020. Mr. Sachdev is currently Chairman of the Board of Regal Rexnord Corporation and serves as a board member of Edgewell Personal Care Company and Herc Holdings. He is also a senior advisor at New Mountain Capital. Mr. Sachdev has deep experience in the chemical, industrial and life sciences industries and brings significant global expertise in strategy, finance, operations and M&A. He most recently served as CEO of Platform Specialty Products Corporation, a leading global specialty chemicals company, from 2016 to 2019. Prior to that, he led Sigma-Aldrich Corporation, a leading S&P 500 global life sciences and technology company, as its President and CEO from 2010 until 2015, when it was acquired by Merck KGaA. Mr. Sachdev previously held executive positions at Meritor, Inc., a global supplier of automotive systems and components, and Cummins Inc., a global engine and power systems manufacturer. Mr. Sachdev received his B.S. in Mechanical Engineering from the Indian Institute of Technology, Delhi, his M.S. in Mechanical Engineering from the University of Illinois at Urbana-Champaign, and his M.B.A. from Indiana University.
Second Quarter 2022 Earnings Conference Call
Axalta announced today its financial results for the second quarter ended June 30, 2022. The press release and supporting materials can be accessed on the Investor Relations portion of axalta.com.

The company will host a conference call at 8 a.m. ET on Wednesday, July 27, 2022. Robert W. Bryant, Chief Executive Officer, Rakesh Sachdev, incoming interim Chief Executive Officer, and Sean Lannon, Chief Financial Officer, will review the Company's financial performance for the period. A live webcast of the conference call will be available online at www.axalta.com/investorcall. A replay of the webcast will be posted shortly after the call and will remain accessible through July 27, 2023.
The dial-in phone number for the conference call is 201-689-8560. For those unable to participate, a replay of the call will be available through August 3, 2022. The replay dial-in number is 412-317-6671. The replay passcode is 13731360.
About Axalta Coating Systems
Axalta is a global leader in the coatings industry, providing customers with innovative, colorful, beautiful and sustainable coatings solutions. From light vehicles, commercial vehicles and refinish applications to electric motors, building facades and other industrial applications, our coatings are designed to prevent corrosion, increase productivity and enhance durability. With more than 150 years of experience in the coatings industry, the global team at Axalta continues to find ways to serve our more than 100,000 customers in over 140 countries better every day with the finest coatings, application systems and technology. For more information visit axalta.com and follow us @axalta on Twitter.
This release may contain certain forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 regarding Axalta and its subsidiaries. Axalta has identified some of these forward-looking statements with words such as “anticipated,” “assumes,” “believe,” “expect,” “estimates,” “likely,” “outlook,” “project,” “may,” “will,” “plans,” “guidance,” “could,” “looking,” “we see,” “strategy,” “should,” “potential,” “continue,” “growth,” and “look forward” and the negative of these words or other comparable or similar terminology. All of these statements are based on management’s expectations as well as estimates and assumptions prepared by management that, although they believe to be reasonable, are inherently uncertain. These statements involve risks and uncertainties, including, but not limited to, economic, competitive, governmental, geopolitical and technological factors outside of Axalta’s control, including the effects of COVID-19 and risks and uncertainties associated with a transition in leadership of Axalta, that may cause its business, industry, strategy, financing activities or actual results to differ materially. More information on potential factors that could affect Axalta’s financial results is available in “Forward-Looking Statements,” “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” within Axalta’s most recent Annual Report on Form 10-K, and in other documents that we have filed with, or furnished to, the U.S. Securities and Exchange Commission. Axalta undertakes no obligation to update or revise any of the forward-looking statements contained herein, whether as a result of new information, future events or otherwise.

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